SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                             FORM 15

 Certification and Notice of Termination of Registration under
    Section 12(g) of the Securities Exchange Act of 1934 or
 Suspension of Duty to File Reports Under Sections 13 and 15(d)
            of the Securities Exchange Act of 1934.

                 Commission File Number: 1-14346

                       SAKS HOLDINGS, INC.
      (Exact name of registrant as specified in its charter)

                        12 E. 49th Street
                     New York, New York 10017
                          (212) 940-4048
       (Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

                   Common Stock, $.01 par value
     (Title of each class of securities covered by this Form)

                               N/A
 (Titles of all other securities for which a duty to file reports under section 13(a)
                        or 15(d) remains)

     Please place a X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [X]       Rule 12h-3(b)(1)(ii)  [  ]
          Rule 12g-4(a)(1)(ii) [ ]       Rule 12h-3(b)(2)(i)   [  ]
          Rule 12g-4(a)(2)(i)  [ ]       Rule 12h-3(b)(2)(ii)  [  ]
          Rule 12g-4(a)(2)(ii) [ ]       Rule 15d-6            [  ]
          Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date:

                                1
                           -----------

     Pursuant to the requirements of the Securities Exchange Act of 1934 Saks Incorporated has caused this certificate / notice to be signed on behalf of Saks Holdings, Inc. by the undersigned duly authorized person.


DATE: September 21, 1998           By:  /s/ Brian J. Martin
                                        ___________________________
                                        Brian J. Martin, Executive
                                        Vice President of Law and
                                        General Counsel